Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

OF SKYLINE CHAMPION CORPORATION

The following unaudited pro forma condensed combined balance sheet of Champion Enterprises Holdings, LLC (“Champion Holdings”) and Skyline Corporation (“Skyline”) as of March 31, 2018, and the unaudited pro forma condensed combined statement of operations of Champion Holdings and Skyline for the year ended March 31, 2018, are based upon the combined historical financial statements of Champion Holdings and Skyline, after giving effect to the Exchange and the Financing (as defined below), through the pro forma adjustments described in the accompanying notes.

The unaudited pro forma condensed combined balance sheet reflects the pro forma effects of the Exchange and the Financing as if they had occurred on March 31, 2018. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2018 combines the historical statement of operations of Champion Holdings and the historical income statement of Skyline, adjusted to reflect the pro forma effects of the Exchange and the Financing as if they had occurred on April 2, 2017, the beginning of the earliest period presented. The unaudited pro forma condensed combined financial information includes certain pro forma adjustments that are intended to provide information about the continuing impact of the Exchange and the Financing on the financial position and results of operations of the combined companies subsequent to the Exchange and the Financing. The historical financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to unaudited pro forma adjustments that are (i) directly attributable to the Exchange and the Financing, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated operating results. The pro forma adjustments set forth in the unaudited pro forma condensed combined financial information reflect the following:

•	the contribution of Champion Holdings’ interests in its wholly-owned operating subsidiaries to Skyline in exchange for the issuance of shares of common stock, $0.0277 par value per share (the “Common Stock”) to the members of Champion Holdings (the “Exchange”);

•	the changes in depreciation and amortization expense following the Exchange resulting from the fair value adjustments to the identifiable net tangible assets and amortizable intangible assets and other Exchange-related adjustments;

•	the release of restrictions on cash that served as collateral for certain letters of credit issued under Champion Holdings’ stand-alone letter of credit facility, as a result of the letter of credit sub-facility entered into in the Financing;

•	the change in interest expense following the Exchange resulting from the Financing, and repaying Champion Holdings’ term loans (the “Existing Term Loans”); and

•	payment of the special cash dividends by each of Skyline and Champion Holdings, as provided for in the Exchange Agreement.

The unaudited pro forma condensed combined financial information should be read in conjunction with Skyline’s Current Report on Form 8-K filed on June 6, 2018 (the “Original 8-K”), the audited consolidated historical financial statements of Champion Holdings and the notes thereto filed as Exhibit 99.1 to an amendment to the Original 8-K filed on June 14, 2018, and in Skyline’s Quarterly Reports on Form 10-Q for the nine months ended March 4, 2018 and February 28, 2017, and its Annual Report on Form 10-K for the year ended May 31, 2017. Additional information about the basis of presentation of this information is provided in “Note 1. Basis of Presentation” below.

Description of the Exchange Transaction

On January 5, 2018, Champion Holdings and Skyline entered into a Share Contribution & Exchange Agreement (the “Exchange Agreement”), pursuant to which (i) Champion Holdings contributed to Skyline all of the issued and outstanding shares of common stock of Champion Holdings’ wholly owned operating subsidiaries, and (ii) Skyline issued to Champion Holdings’ members 47.8 million shares of Skyline Common Stock. On June 1, 2018, the Exchange was completed and the name of the combined company was changed to Skyline Champion Corporation.

Based upon the closing price of $33.39 per share for the Common Stock on the NYSE American on June 1, 2018, the total estimated Purchase Price (as defined below) was $285.2 million and will be allocated to the assets and liabilities of Skyline assumed in the Exchange.

The Exchange Agreement provided that, subject to certain requirements, each of Skyline and Champion Holdings was permitted to pay a dividend prior to completion of the Exchange to the extent it had cash in excess of debt and other debt-like items and unpaid Exchange fees and expenses, each as calculated in accordance with the terms of the Exchange Agreement. Prior to the completion of the Exchange, Skyline paid a dividend of $5.3 million to its shareholders and Champion Holdings paid dividends equal to an aggregate of $65.0 million to its members.

On June 5, 2018, Skyline Champion Corporation entered into a revolving credit facility (the “New Loan Facility”) that will be used for refinancing the Existing Term Loans, working capital needs and as support for outstanding letters of credit (the “Financing”). As such, restrictions on cash that had served as collateral for certain letters of credit issued under Champion Holdings’ stand-alone letter of credit facility were removed, as reflected in the pro forma adjustments below. In conjunction with entering into the New Loan Facility, Champion Holdings repaid its Existing Term Loans of $46.9 million through borrowings under the New Loan Facility. The accompanying unaudited pro forma condensed combined financial information was prepared assuming the New Loan Facility was in place as of April 2, 2017, and that there was no change in total outstanding debt during the year ended March 31, 2018.

Champion Holdings granted awards to certain members of its management, employees and other service providers under an equity-classified management incentive plan (the “MIP”). Champion Holdings also granted awards to certain members of management of a subsidiary under a liability-based plan (the “Liability Award”). MIP participants were entitled to receive distributions of cash or property on the same terms as the Class A members of Champion Holdings if the awards under the MIP vest and the Class A members received distributions to the extent of their original investment. A portion of the MIP awards vest over time, and the remainder of the awards vest upon satisfaction of a performance condition. The Liability Award, if vested, will provide cash distributions to the participants in the Liability Award upon the occurrence of certain specified events. The Exchange did not result in the vesting of awards under the MIP or the Liability Award, and as such, the portion of the awards under each of the MIP and Liability Award with a performance condition are not considered probable of vesting. Champion Holdings modified the MIP awards in conjunction with the Exchange and is contemplating changes to the Liability Awards to preserve the current underlying economics while better aligning the vesting provisions with those of a public company.

Effective June 1, 2018, the equity interests underlying the MIP awards were converted and the award holders received unregistered, restricted shares of Skyline Champion Corporation (the “Restricted Shares”). The Restricted Shares are subject to service, performance and market-price based vesting conditions. The Restricted Shares were allocated from the 47.8 million shares issued to Champion Holdings members in the Exchange. Any Restricted Shares that forfeit prior to vesting will be returned to Skyline Champion Corporation under the terms of restricted stock agreements between each award holder and Skyline Champion Corporation. The fair value of the unvested MIP awards at the time of the Exchange was $80 million. Skyline Champion Corporation will recognize non-cash compensation expense for the MIP awards over their respective vesting periods, or upon satisfaction of the market and performance conditions.

A modification to the terms of the Liability Award is also being contemplated, however, a modification is not yet complete, and as such, an adjustment in the attached unaudited pro forma condensed combined financial statements was not considered factually supportable. Possible compensation expense to be recognized by Skyline Champion Corporation will depend on the final terms and the probability of participants in such plan achieving the performance conditions. In a hypothetical scenario under which the performance conditions become probable following the Exchange, Skyline Champion Corporation would recognize compensation expense to the extent of the fair value of the awards over a derived service period.

Champion Holdings did not include an adjustment for the MIP or Liability Award in the unaudited pro forma condensed combined balance sheet or statement of operations because the Exchange did not result in the vesting of awards under the MIP or the Liability Award and, as such, the portion of the awards under each of the MIP and Liability Award with a performance condition are not considered probable of vesting.

After the completion of the Exchange, Skyline Champion Corporation owns and operates the former Champion Holdings operating subsidiaries and Skyline operations. The Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “SKY.” The shares of Common Stock issued to the members of Champion Holdings were not registered at the time of the completion of the Exchange.

The Exchange will be accounted for as a reverse acquisition under the acquisition method of accounting, which requires determination of the accounting acquirer. The accounting guidance for business combinations, Accounting Standards Codification 805, Business Combinations, (“ASC 805”) provides that in identifying the acquiring entity in a combination effected through an exchange of equity interests, all pertinent facts and circumstances must be considered, including the following:

•	The relative voting interests of Skyline Champion Corporation after the completion of the Exchange. Immediately following the completion of the Exchange, members of Champion Holdings owned 84.5% of the outstanding equity and associated voting rights in Skyline Champion Corporation.

•	The size of the combining companies in the Exchange. The relative sizes are measured in terms of assets, revenues, net income and other applicable metrics. Champion Holdings would represent 87%, 82% and 66%, and Skyline would represent 13%, 18% and 34%, of the combined assets, revenues and net income, respectively, as of and for the twelve months ended March 31, 2018.

•	The composition of the governing body of Skyline Champion Corporation after the completion of the Exchange. Skyline Champion Corporation’s board of directors following the completion of the Exchange is comprised of nine directors selected by Champion Holdings and two directors selected by Skyline.

Based on the foregoing analysis, Champion Holdings is considered the accounting acquirer and will apply the acquisition method of accounting to the assets and liabilities of Skyline.

Under U.S. generally accepted accounting principles (“U.S. GAAP”), consideration transferred in a business combination shall be measured at fair value. Since the membership units of Champion Holdings were not publicly traded and did not have a readily observable market price, the per share value used in these unaudited pro forma condensed combined financial statements equals the closing price per share of Skyline Common Stock on June 1, 2018, immediately prior to the completion of the Exchange. U.S. GAAP provides that in an exchange of equity interests, an acquiree’s stock may be a more reliable measure of fair value. The quoted per share price of Skyline Common Stock has been determined to be the most factually supportable measure available in the determination of the fair value of the consideration transferred (the “Purchase Price”), given the market participant element of stock traded in an active market. The number of shares of Skyline Common Stock used to calculate the Purchase Price in these unaudited pro forma condensed combined financial statements is based on the outstanding equity capitalization of Skyline immediately prior to the completion of the Exchange.

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X. As discussed above, the unaudited pro forma adjustments reflecting the completion of the Exchange have been prepared in accordance with the acquisition method of ASC 805, and reflect the preliminary allocation of the Purchase Price to the acquired assets and liabilities based upon their estimated fair values, using the assumptions set forth in the notes to the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Exchange had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of Skyline Champion Corporation. In connection with the unaudited pro forma condensed combined financial information, Champion Holdings allocated the Purchase Price using its best estimates of fair value of Skyline’s assets and liabilities. These estimates are based on the most recently available information.

The allocation is dependent upon certain valuation and other analyses that are not yet final. Accordingly, the pro forma Purchase Price allocations are preliminary and subject to further adjustments as additional information becomes available and as additional analyses are performed. There can be no assurances that the final valuations will not result in material changes to these preliminary Purchase Price allocations.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the Exchange or any integration costs.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2018

(Dollars in thousands)	Historical Champion Holdings	Historical Skyline	Reclass	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
Assets			(a)
Current assets
Cash and cash equivalents	$113,731	$14,090	$-	$(5,263)	b	$22,885	e	$68,687
				(65,027)	b
				(11,729)	l
Trade accounts receivable, net	41,984	14,345	-	-		-		56,329
Inventories, net	98,022	13,046	-	350	c	-		111,418
Workers’ compensation security deposit	-	800	(800)	-		-		-
Other current assets	9,367	820	800	-		-		10,987

Total current assets	263,104	43,101	-	(81,669)		22,885		247,421
Noncurrent assets
Restricted cash	22,885	-	-	-		(22,885)	e	-
Property, plant and equipment	67,960	10,632	-	33,368	d	-		111,960
Goodwill	3,179	-	-	187,958	f	-		191,137
Amortizable intangible assets, net	1,542	-	-	32,000	g	-		33,542
Deferred tax assets	30,290	-	-	27,000	h	-		41,275
				(16,015)	i
Other noncurrent assets	6,438	4,705	-	(55)	j	1,915	j	13,003

Total assets	$395,398	$58,438	$-	$182,587		$1,915		$638,338

Liabilities and Equity
Current liabilities
Floor plan payable	$29,825	$-	$-	$-		$-		$29,825
Short-term portion of debt	404	-	-	-		(400)	j	4
Accounts payable	36,773	5,240	-	-		-		42,013
Customer deposits and receipts in excess of revenues	24,557	1,480	-	-		-		26,037
Accrued volume rebates	17,037	3,306	-	-		-		20,343
Accrued warranty obligations	12,530	3,811	-	-		-		16,341
Accrued compensation and payroll taxes	24,100	3,350	-	564	m	-		28,014
Accrued insurance	11,112	-	572	-				11,684
Other current liabilities	10,776	2,342	(572)	(1,150)	l	2,031	j	13,427

Total current liabilities	167,114	19,529	-	(586)		1,631		187,688
Long-term liabilities
Long-term debt	58,927	-	-	-		400	j	59,327
Deferred compensation expense	-	4,801	(4,801)	-		-		-
Accrued warranty	-	2,800	(2,800)	-		-		-
Deferred tax liabilities	3,294	-	-	-		-		3,294
Other	12,766	-	7,601	-		-		20,367

Total noncurrent liabilities	74,987	7,601	-	-		400		82,988
Equity
Contributed capital	140,076	-	-	(140,076)	k	-		-
Common stock	-	312	-	1,321	k	-		1,633
Additional paid-in capital	-	5,391	-	369,931	k	-		375,322
Retained earnings	22,514	91,349	-	(108,090)	k	(116)	k	-
				(5,657)	k
Treasury stock	-	(65,744)	-	65,744	k	-		-
Accumulated other comprehensive loss	(9,293)	-	-	-		-		(9,293)

Total equity	153,297	31,308	-	183,173		(116)		367,662

Total liabilities and equity	$395,398	$58,438	$-	$182,587		$1,915		$638,338

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Skyline Champion Corporation

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended March 31, 2018

(In thousands, except share and per share amounts)	Historical Champion Holdings	Historical Skyline	Reclass	Pro Forma Adjustments for Exchange	(Notes)	Pro Forma Adjustments for Financing	(Notes)	Pro Forma Condensed Combined
			(n)
Net sales	$1,064,722	$233,667	$-	$-		$-		$1,298,389
Cost of sales	887,611	202,276	-	1,332	o	-		1,091,219

Gross profit	177,111	31,391	-	(1,332)		-		207,170
Selling, general and administrative expenses	122,522	24,995	(3,185)	63	o	-		146,437
				3,200	p
				371	s
				(1,529)	t
(Gain) loss on sale of property, plant and equipment	-	(1,982)	1,982	-		-		-

Operating income	54,589	8,378	1,203	(3,437)		-		60,733
Interest expense, net	4,185	286	-	-		(674)	q	3,797
Other expense	7,288	-	1,203	(8,396)	r	-		95

Income before income taxes	43,116	8,092	-	4,959		674		56,841
Income tax expense	27,316	-	-	1,711	u	233	u	29,260

Net income	$15,800	$8,092	$-	$3,248		$441		$27,581

Weighted average number of common shares outstanding:
Basic		8,391,244		44,745,894	v			53,137,138
Diluted		8,564,134		45,105,631	v			53,669,765
Net income per share applicable to common shareholders:
Basic		$0.96					v	$0.52
Diluted		$0.94					v	$0.51

The accompanying notes are an integral part of, and should be read together with, this unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of Presentation

The unaudited pro forma condensed combined financial information of Skyline Champion Corporation combines the accounting periods of Champion Holdings and Skyline following the form of the Exchange in which Champion Holdings is the accounting acquirer. Champion Holdings and Skyline have different fiscal year ends. Regulation S-X, Rule 11-02(c)(3) allows the combination of financial information for companies if their fiscal years end within 93 days of each other, however, the Exchange was completed prior to Skyline’s fiscal year which would have ended June 3, 2018. As such, Skyline’s historical results for the unaudited pro forma condensed combined financial statements are derived from Skyline’s unaudited consolidated balance sheet and unaudited consolidated income statement as of and for the twelve fiscal months ended March 4, 2018. Champion Holdings’ historical results are derived from Champion Holdings’ audited consolidated balance sheet and audited consolidated statement of operations as of and for the fiscal year ended March 31, 2018.

Certain financial information of Skyline, as presented in its historical consolidated financial statements, has been reclassified to conform to the historical presentation in Champion Holdings’ consolidated financial statements, for purposes of preparing the unaudited pro forma condensed combined financial statements. Refer to (a) and (n) in Note 4 of this unaudited pro forma condensed combined financial information for an explanation of these reclassifications.

No fair value adjustments to the historical financial information for Champion Holdings, as a result of the Exchange, are expected as Champion Holdings was determined to be the accounting acquirer.

2. Calculation of Estimated Purchase Price

The Purchase Price is determined with reference to the value of equity of the accounting acquiree (in this case, Skyline). The fair value of the Common Stock is based on the closing price on June 1, 2018 of $33.39 per share. The Purchase Price is calculated as follows:

(In thousands, except number of shares and stock price)	Purchase Price
Number of Skyline shares outstanding (1)	8,391,244
Skyline Common Stock price (2)	$33.39

Fair value of Skyline Common Stock consideration	$280,184
Fair value of Skyline stock-based compensation (3)	$4,981

Purchase Price	$285,165

(1) Number of shares of Common Stock issued and outstanding as of June 1, 2018.
(2) Closing price of Common Stock on the NYSE American on June 1, 2018.

(3)   “Fair value of Skyline stock-based compensation” represents the portion of the fair value of Skyline’s stock-based compensation awards (restricted stock and stock options) attributable to service periods prior to the Exchange. The remaining estimated aggregate fair value of the awards totaling approximately $6.2 million that was accelerated as a result of the Exchange will be recognized as non-cash stock-based compensation expense by Skyline Champion Corporation immediately post-Exchange. The fair value of Skyline’s stock-based compensation was determined using the Black-Scholes model for the stock options and the stock price of Skyline’s Common Stock at June 1, 2018 times the number of restricted shares that vested at the time of the Exchange. The Black-Scholes model included inputs including a risk-free interest rate of 2.39%, volatility of 72.3% and estimated service periods ranging from four to seven years.

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed from Skyline are recorded at the acquisition date fair values and added to those of Champion Holdings. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of March 31, 2018 and have been prepared to illustrate the estimated effect of the Exchange.

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when Skyline Champion Corporation has completed the detailed valuations and necessary calculations. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (i) changes in fair values of property, plant and equipment, (ii) changes in allocations to intangible assets, and (iii) other changes to assets and liabilities.

The preliminary Purchase Price was allocated as follows, based on Skyline’s assets and liabilities as of March 31, 2018.

(Dollars in thousands)	Purchase Price
Preliminary Estimated Purchase Price Allocation
Accounts receivable	$14,345
Inventory	13,396
Property, plant and equipment	44,000
Deferred tax assets, net	10,985
Other assets purchased and liabilities assumed, net	(17,519)
Intangibles	32,000
Goodwill	187,958

Total preliminary estimated Purchase Price Allocation	$285,165

The goodwill expected to be recognized is primarily attributed to expected synergies from combining Champion Holdings with Skyline’s existing business, including, but not limited to, expected cost synergies through procurement activities and sharing of best practices. These cost synergies will help Skyline Champion Corporation become more operationally efficient.

3. Conforming Accounting Policies

Management will conduct a review of Skyline’s accounting policies to determine if differences in accounting policies require reclassification of Skyline’s results of operations or reclassification of assets or liabilities to conform to Champion Holdings’ accounting policies and classifications. As a result of that review, management may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements. During the preparation of these unaudited pro forma condensed combined financial statements, management was not aware of any material differences between the accounting policies of the two companies and accordingly, these unaudited pro forma condensed combined financial statements do not assume any material differences in accounting policies between the two companies, other than certain financial statement reclassifications described in Note 4.

4. Pro Forma Adjustments

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Represents reclassifications to conform to Champion Holdings’ basis of presentation, which have no effect on the net equity of Skyline. The balance sheet adjustments relate to the worker’s compensation security deposit which was reclassified to other current assets, accrued insurance which was reclassified from other current liabilities and deferred compensation expense and accrued warranty which were reclassified to other noncurrent liabilities.

(Dollars in thousands)	March 31, 2018
Increase/(Decrease)
Workers’ compensation security deposit	$(800)
Other current assets	800

Increase/(Decrease)
Accrued insurance	$572
Other current liabilities	(572)

Increase/(Decrease)
Deferred compensation expense	$(4,801)
Accrued warranty	(2,800)
Other noncurrent liabilities	7,601

(b) Represents dividends paid prior to the completion of the Exchange. The Exchange Agreement provided for dividends to be paid prior to the completion of the Exchange to both the Champion Holdings members and the Skyline shareholders, based on cash in excess of debt and unpaid Exchange fees and expenses. The aggregate amount of the dividends were $65.0 million for Champion Holdings and $5.3 million for Skyline.

(c) Represents the estimated adjustment to step-up Skyline inventories to fair value of approximately $13.4 million, an increase of $0.4 million from the carrying value. The fair value calculation is preliminary and subject to change. Fair value was based on the estimated selling price of the inventory, less the remaining manufacturing and selling costs and a normal profit margin on those manufacturing and selling efforts. After the Exchange, the step-up inventory value of $0.4 will increase cost of sales over approximately six months as the inventory is sold. That increase is not reflected in the unaudited pro forma condensed combined statement of operations because it does not have a continuing impact on the combined entity.

(d) Represents an adjustment of $33.4 million to increase the basis of acquired property, plant and equipment to estimated fair value of $44.0 million. The acquisition date fair value of property, plant and equipment was estimated using a combination of the cost and sales comparison approaches. The final determination of the fair value of property, plant and equipment will depend on the result of site inspections, detailed comparison to market data, and a review of fixed asset registers as of the completion of the Exchange. The final valuation of Skyline’s acquired property, plant and equipment may be materially different from the amounts discussed above as more detailed information becomes available.

(e) Represents the removal of the restriction on Champion Holdings’ restricted cash of $22.9 million and reclassification to cash as a result of the Financing. The restriction on cash was removed as a result of Champion Holdings’ ability to replace previous cash collateralized letters of credit through utilization of a sub-facility for letters of credit under the new New Loan Facility.

(f) Represents goodwill associated with the Exchange.

(g) Represents the fair value of Skyline’s identifiable intangible assets, including trade names of $5.0 million and customer relationships of $27.0 million. The fair value of the trade name intangible asset was estimated using the relief-from-royalty method of the income approach. The final determination of the trade names intangible asset will depend on changes to assumptions used for the expected life of the intangible asset, the royalty rate and the discount rate that reflects the level of risk associated with the future cash flows as determined at the time of the final valuation.

The fair value of the customer relationship intangible asset was estimated using the multi-period excess earnings method of the income approach. The final determination of the customer relationship intangible asset will depend on changes to the assumptions used for projected cash flows attributable to the acquired customer relationships, the annual attrition rate of existing customer relationships, the contributory asset charges attributable to the assets that support the customer relationships, such as net working capital, property, plant and equipment, trade name, and workforce, the economic life and the discount rate as determined at the time of the final valuation.

The final valuation of Skyline’s identifiable intangible assets may be materially different from the amounts discussed above, or may result in the identification of additional intangible assets as more detailed information becomes available.

(h) Represents a reduction in Skyline’s deferred tax asset valuation allowance. At March 31, 2018, Skyline had a valuation allowance for 100% of its deferred tax assets totaling $32.0 million. As a result of the Exchange, Skyline Champion Corporation determined certain deferred tax assets, primarily net operating losses (“NOLs”) are more likely than not to be realized. Therefore, the deferred tax asset valuation allowance has been reduced by $27.0 million and accounted for as part of the business combination. However, this one-time reduction in the valuation allowance is not reflected in the unaudited pro forma condensed combined statement of operations because it will not have a continuing impact on the combined company. The amount of the reversal of the valuation allowance, and determination of the deferred tax liabilities discussed in (i) below, were determined using an effective tax rate of 24.5% which was based on the federal statutory rate of 21.0%, which was the rate in effect at March 31, 2018, plus 3.5% for the additional impact of state income taxes.

(i) Represents an increase in deferred tax liabilities of $16.0 million which reflects the establishment of deferred taxes for the stepped-up assets of Skyline. The tax balance sheet of Skyline will not be adjusted for the fair value of the tangible and intangible assets discussed above. As a result, deferred tax liabilities will be recorded in the opening balance sheet to offset the effect, for tax purposes, of the increase in depreciation and amortization expense in the statement of operations of Skyline Champion Corporation after the Exchange.

(j) Represents the write-off of deferred financing fees of $0.1 million for the Skyline revolving credit agreement and $0.1 million for the Existing Term Loan Facility. The Skyline revolving credit agreement was terminated in conjunction with the completion of the Exchange. The Existing Term Loans were terminated in connection with the execution of the New Loan Facility. Also represents the capitalization of an additional $2.0 million of deferred financing fees to be incurred for the New Loan Facility, and the reclassification of $0.4 million of previously classified short-term debt to long-term. The amount of total outstanding borrowings under the New Loan Facility are expected to be the same as under the Existing Term Loans.

(k) Represents adjustments to total equity for the elimination of the historical Skyline equity balances; to recharacterize Champion Holdings’ historical contributed capital to common stock and additional paid-in capital, to reflect the dividends paid prior to the Exchange, to reflect the reduction in retained earnings as a result of incremental Exchange fees incurred by Champion Holdings prior to the completion of the exchange, and the write off of Champion Holdings’ deferred financing fees. The following table rolls forward the historical combined total equity balance of Champion Holdings and Skyline to the pro forma combined equity balance:

(Dollars in thousands)	March 31, 2018
Combined historical equity balances	$184,605
Dividends paid	(70,290)
Elimination of Skyline common stock	(312)
Elimination of Skyline additional paid-in capital	(5,391)
Elimination of Skyline retained earnings subsequent to dividends paid	(86,086)
Elimination of Skyline treasury stock	65,744
Estimated fair value of Skyline	285,165
Champion Holdings transaction fees	(5,657)
Write off of Champion Holdings debt issuance costs	(116)

Pro Forma Condensed Combined Equity	$367,662

(l) Represents estimated Exchange fees for Champion Holdings and Skyline of $11.7 million to be incurred prior to the completion of the Exchange, of which $1.2 million were accrued by Champion Holdings as of March 31, 2018. The remaining Skyline Exchange fees of $4.9 million are included as an adjustment to goodwill. Champion Holdings’ remaining Exchange fees of $5.7 million are included as an adjustment to retained earnings. An analysis to determine the tax deductibility of the $11.7 million of Exchange fees is not yet complete, and as such, an adjustment in the unaudited pro forma condensed combined financial statements was not considered factually supportable.

(m) Represents the accrual of severance payments of $0.6 million to be paid after the completion of the Exchange.

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(n) Represents reclassifications to conform to Champion Holdings’ basis of presentation, which have no effect on net income of Skyline. The statement of operations adjustments include the reclassification of the gain on sale of property and equipment to selling, general and administrative expenses and the reclassification of fees related to the Exchange to other expense from selling, general and administrative expenses.

(Dollars in thousands)	Year Ended March 31, 2018
Increase/(Decrease)
Selling, general and administrative expenses	$(3,185)
Gain on sale of property and equipment	1,982
Other expense – Exchange fees	1,203

(o) Represents pro forma depreciation expense for the stepped-up basis of Skyline’s property, plant and equipment. Estimated useful lives of 3 – 7 years were used for machinery and equipment and 20 years for buildings and improvements. The fair value and useful life calculations are preliminary and subject to change. The following table summarizes estimated depreciation expense as recorded in cost of sales and selling, general and administrative expenses:

(Dollars in thousands)	Year Ended March 31, 2018
Estimated depreciation expense – COGS	$2,078
Historical depreciation expense – COGS	(746)

Pro forma adjustment to depreciation expense – COGS	$1,332

Estimated depreciation expense – SG&A	$122
Historical depreciation expense – SG&A	(59)

Pro forma adjustment to depreciation expense – SG&A	$63

(p) The following table summarizes the estimated fair values of Skyline’s amortizable intangible assets, their estimated useful lives and related amortization expense:

(Dollars in thousands)	Estimated Fair Value	Estimated Useful Life in Years	Amortization Expense Year Ended March 31, 2018
Trade names	$5,000	10	$500
Customer relationships	27,000	10	2,700

Total identifiable intangible assets	$32,000		$3,200

(q) Reflects the change in interest expense for:

•	elimination of historical interest expense for loans with respect to Skyline’s life insurance policies;

•	elimination of deferred financing fees for the existing Skyline revolving credit agreement;

•	elimination of deferred financing fees for the Existing Term Loans;

•	elimination of historical interest expense for the Existing Term Loans;

•	amortization of deferred financing fees for the New Loan Facility; and

•	recognition of interest expense for the New Loan Facility as if it were in place as of April 2, 2017, the beginning of the earliest period presented.

The Skyline revolving credit agreement, on which there were no borrowings at March 31, 2018, was terminated in connection with the completion of the Exchange. The Existing Term Loan Facility was terminated in connection with the execution of the New Loan Facility. The net impact on interest expense is as follows:

(Dollars in thousands)	Year Ended March 31, 2018
Historical interest expense	$(5,235)
Historical amortization of deferred financing fees	(184)
Estimated interest expense	4,245
Estimated amortization of deferred financing fees	500

Proforma adjustment to interest expense	$(674)

(r) Represents the removal of $8.4 million of expenses incurred directly related to the Exchange by both Champion Holdings and Skyline during the fiscal year ended March 31, 2018. Exchange expenses will not have a recurring effect on the financial statements of Skyline Champion Corporation subsequent to the completion of the Exchange.

(s) Represents the elimination of the net currency translation loss recognized by Champion Holdings of $0.4 million for the year ended March 31, 2018 on the translation of certain intercompany debt. The intercompany debt was retired in connection with the completion of the Exchange.

(t) Represents the elimination of the management fee, plus reimbursable expenses, paid by Champion Holdings to its primary investors under a management service agreement. Management fees were $1.5 million for the fiscal year ended March 31, 2018. The management fee agreement was terminated in connection with the completion of the Exchange.

(u) Represents the adjustment to income taxes to reflect the unaudited pro forma adjustments at a blended rate, based on the federal and state statutory tax rates, of 34.5%.

(v) The unaudited pro forma weighted average number of basic common shares outstanding is calculated by adding the 47.8 million shares issued to Champion Holdings’ members (less 3.0 million unvested Restricted Shares) and the historical weighted average number of basic common shares outstanding of Skyline. The unaudited pro forma weighted average basic common shares outstanding have been calculated as if the shares issued in the Exchange had been issued and outstanding as of April 2, 2017. The unaudited pro forma weighted average number of diluted common shares outstanding is calculated by adding the effect of the unvested Restricted Shares, that vest over time, to the unaudited pro forma weighted average number of basic common shares outstanding.